NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS FIRST QUARTER RESULTS;
REAFFIRMS FULL YEAR UNDERLYING GROWTH OUTLOOK

Louisville, KY, August 31, 2016 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its first quarter ended July 31, 2016. The company’s reported net sales1, excluding excise taxes, declined 5% to $661 million (+2% on an underlying basis2). Reported net sales growth was adversely impacted by two percentage points due to foreign exchange and three percentage points due to the disposition of Southern Comfort and Tuaca. Reported operating income declined 6% in the quarter to $213 million (+6% on an underlying basis). Diluted earnings per share of $0.36 decreased 2% compared to the prior-year period.

Paul Varga, the company's Chief Executive Officer said, "Our first quarter reported results came in largely as anticipated considering the absence of previously disposed brands and the difficult comparisons against last year’s launch of Jack Daniel’s Tennessee Fire in the United States. While our results continue to be hampered by the combined effects of adverse foreign exchange and challenging emerging market conditions, we still expect fiscal 2017 to be another year of solid underlying sales and operating income growth, driven by the Jack Daniel's family of brands, as well as our portfolio of premium bourbons and tequilas.”

First Quarter Fiscal 2017 Highlights

•	Underlying net sales increased 2%:

◦	Developed markets grew underlying net sales 5% (-4% reported), in-line with mid-single digit growth trends from fiscal 2015 and fiscal 2016

◦	Price/mix contributed one percentage point to net sales growth

◦	The Jack Daniel’s family of brands grew underlying net sales 3% (-3% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 5% (-1% reported)

◦	The company’s super- and ultra-premium North American whiskey brands[3] grew underlying net sales double digits, including 24% underlying net sales growth from Woodford Reserve (+19% reported)

◦	Herradura grew underlying net sales 18% (+16% reported), El Jimador grew underlying net sales 10% (+9% reported) and New Mix RTDs grew underlying net sales 6% (-10% reported)

•	Underlying operating income increased 6%

•	The company repurchased $201 million of stock during the first quarter and implemented a two-for-one stock split on August 18, 2016.

First Quarter of Fiscal 2017 Performance By Market
Underlying net sales grew 5% (-3% reported) in the United States. Sales growth was driven by continued gains for the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey and Gentleman Jack. Double-digit declines in Jack Daniel’s Tennessee Fire were in part driven by very challenging comparisons against last year’s US activation in the off-premise. The company’s bourbon brands also delivered strong growth, including the Woodford Reserve family of brands, Old Forester and the recent launch of Cooper’s Craft. Herradura and el Jimador tequila both grew underlying net sales by double-digits in the United States, as did Sonoma-Cutrer.

The company’s developed markets outside of the United States also delivered solid underlying net sales growth, up 5% (-5% reported). In fact, each of the company’s top-largest non-US developed markets grew underlying net sales, including the United Kingdom, Australia, Germany, France, Canada, Japan, Spain, New Zealand and Italy. These results were fueled by the Jack Daniel’s family of brands.

The emerging markets did not stabilize as expected, and continued to decline during the first quarter. Underlying net sales dropped 5% (-17% reported), as the company believes that weaker economic conditions, devalued currencies and political instability have negatively impacted underlying demand. While our two largest emerging markets, Poland and Mexico, grew underlying net sales, results in Turkey, Russia, Brazil, China, Thailand and several markets in eastern Europe were down.

Global Travel Retail’s underlying net sales increased 12% (+9% reported), due in part to a soft comparison against the prior year.

First Quarter of Fiscal 2017 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 3% (-3% reported). Jack Daniel’s Tennessee Honey grew underlying net sales by 5% (-1% reported), driven by better trends in the United States and continued gains outside of the United States. Jack Daniel’s Tennessee Fire’s underlying net sales declined 2% (+11% reported) as double-digit declines in the United States were largely offset by the brand’s continued rollout to a few markets outside of the United States. Gentleman Jack grew underlying net sales by high single digits, and Jack Daniel’s RTD/RTP business delivered solid results, with underlying net sales growth of 7% (-3% reported).

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales by mid-teens. Old Forester delivered solid growth despite some meaningful pricing actions for the brand, and the Woodford Reserve family of brands grew underlying net sales 24% (+19% reported).

Finlandia vodka experienced a 4% decline in underlying net sales (-10% reported). Results in Poland stabilized somewhat while results in Russia remained under pressure given the challenging economic backdrop and ruble depreciation.

El Jimador grew underlying net sales by 10% (+9% reported) as the brand is growing in both the on-trade and off-trade in the United States, and is also performing well in Mexico as we reposition the brand at a higher level through multi-year price increases. New Mix’s underlying net sales increased 6% (-10% reported). Herradura grew underlying net sales by 18% (+16% reported), driven by double-digit gains in the United States and Mexico.

Other P&L Items
Company-wide price/mix improvements contributed approximately one percentage point of underlying sales growth. Underlying A&P spend declined 1% year over year (-14% reported) as the prior year period was elevated by the national rollout of Jack Daniel’s Tennessee Fire in the United States. Underlying SG&A decreased 2% (-4% reported) and the company is focused on continuing to leverage prior investments in SG&A, such as the route-to-market changes made over the last few years.

Financial Stewardship
The company implemented a two-for-one stock split, effective on August 18, 2016. On July 28, 2016, Brown-Forman declared a regular quarterly cash dividend of $0.17 per share on the split-adjusted Class A and Class B common stock. The cash dividend is payable on October 3, 2016 to stockholders of record on September 1, 2016. Brown-Forman has paid regular quarterly cash dividends for 71 consecutive years and has increased the dividend for 32 consecutive years.

During the first three months of fiscal 2017, the company repurchased a total of 4.2 million Class A and Class B shares for $201 million, at an average price of $48 per share. As of July 31, 2016, the remaining share repurchase authorization under our existing program totaled $690 million.

As of July 31, 2016, total debt was $2,241 million, up from $1,501 million as of April 30, 2016. During the quarter, Brown-Forman issued two bonds, including €300M 1.2% 10-year notes and £300M 2.6% 12-year notes. Proceeds were primarily used to pay for the acquisition of the Benriach Distillery company on June 1, 2016.

Fiscal Year 2017 Outlook
The company believes that fiscal 2017 will be another year of continued growth in underlying net sales and operating income, despite the significant uncertainty that currently exists around the global economic and geopolitical environment. Assuming no further deterioration in the global economy, the company anticipates:
1.Underlying net sales growth, excluding excise taxes, of 4% to 6%
2.Underlying operating income growth of 7% to 9%

3.	Diluted earnings per share of $1.71 to $1.81 in fiscal 2017, which includes foreign exchange headwinds of approximately $0.03 given current spot rates.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, a digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, and Old Forester. Brown-Forman’s brands are supported by over 4,600 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted. We changed our presentation of excise taxes from the gross method (included in sales and costs) to the net method (excluded from sales). As a result, the amounts presented as “net sales” in our financial statements now exclude excise taxes. We believe the change in presentation to the net method is preferable because it is more representative of the internal financial information reviewed by management in assessing our performance and more consistent with the presentation used by our major competitors in their external financial statements.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three-month period ended July 31, 2016, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A and B in this press release.
3 Super/Ultra-premium North American whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Sales	$900	$856	(5%)
Excise taxes	201	195	(3%)
Net sales	699	661	(5%)
Cost of sales	208	208	0%
Gross profit	491	453	(8%)
Advertising expenses	95	82	(14%)
Selling, general, and administrative expenses	169	163	(4%)
Other expense (income), net	—	(5)
Operating income	227	213	(6%)
Interest expense, net	9	12
Income before income taxes	218	201	(8%)
Income taxes	62	57
Net income	$156	$144	(7%)

Earnings per share:
Basic	$0.38	$0.37	(2%)
Diluted	$0.37	$0.36	(2%)

Gross margin	70.3%	68.5%
Operating margin	32.5%	32.2%

Effective tax rate	28.5%	28.2%

Cash dividends paid per common share	$0.1575	$0.1700

Shares (in thousands) used in the
calculation of earnings per share
Basic	414,526	393,018
Diluted	417,276	396,009

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2016	July 31, 2016
Assets:
Cash and cash equivalents	$263	$459
Accounts receivable, net	559	501
Inventories	1,054	1,262
Other current assets	357	339
Total current assets	2,233	2,561

Property, plant, and equipment, net	629	645
Goodwill	590	756
Other intangible assets	595	649
Other assets	136	144
Total assets	$4,183	$4,755

Liabilities:
Accounts payable and accrued expenses	$501	$463
Dividends payable	—	67
Accrued income taxes	19	56
Short-term borrowings	271	288
Total current liabilities	791	874

Long-term debt	1,230	1,953
Deferred income taxes	101	122
Accrued postretirement benefits	353	344
Other liabilities	146	132
Total liabilities	2,621	3,425

Stockholders’ equity	1,562	1,330

Total liabilities and stockholders’ equity	$4,183	$4,755

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2015 and 2016
(Dollars in millions)

	2015	2016

Cash provided by operating activities	$147	$128

Cash flows from investing activities:
Acquisition of business	—	(307)
Additions to property, plant, and equipment	(39)	(16)
Other	—	(1)
Cash used for investing activities	(39)	(324)

Cash flows from financing activities:
Net increase in short-term borrowings	(176)	(43)
Proceeds from long-term debt	490	717
Debt issuance costs	(5)	(5)
Acquisition of treasury stock	(230)	(201)
Dividends paid	(65)	(67)
Other	7	(3)
Cash provided by financing activities	21	398

Effect of exchange rate changes on cash and cash equivalents	(5)	(6)

Net increase in cash and cash equivalents	124	196

Cash and cash equivalents, beginning of period	370	263

Cash and cash equivalents, end of period	$494	$459

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2016	April 30, 2016

Reported change in net sales	(5)%	(1)%
Impact of foreign currencies	2%	5%
Acquisitions & divestitures	3%	1%
Estimated net change in distributor inventories	2%	—%

Underlying change in net sales	2%	5%

Reported change in gross profit	(8)%	(2)%
Impact of foreign currencies	3%	6%
Acquisitions & divestitures	5%	1%
Estimated net change in distributor inventories	1%	—%

Underlying change in gross profit	2%	5%

Reported change in advertising	(14)%	(4)%
Acquisitions & divestitures	10%	2%
Impact of foreign currencies	3%	5%

Underlying change in advertising	(1)%	2%

Reported change in SG&A	(4)%	(1)%
Impact of foreign currencies	2%	4%
Estimated net change in distributor inventories	—%	—%
Acquisitions & divestitures	—%	—%

Underlying change in SG&A	(2)%	2%

Reported change in operating income	(6)%	49%
Estimated net change in distributor inventories	3%	1%
Impact of foreign currencies	—%	4%
Acquisitions & divestitures	9%	(46)%

Underlying change in operating income	6%	8%

Note: Totals may differ due to rounding
Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

•
“Acquisitions and divestitures.” On June 1, 2016, we acquired 90% of the voting equity interests in The BenRiach Distillery Company Limited (BenRiach) for approximately $307 million in cash. The acquisition, which brings three single malt Scotch whisky brands into our whiskey portfolio, includes brand trademarks, inventories, three malt distilleries, a bottling plant, and BenRiach’s headquarters in Edinburgh, Scotland. The combination of the purchase price and legally assumed obligations reflects aggregate consideration of $407 million. On January 14, 2016, we reached an agreement to sell our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. The transaction closed March 1, 2016, for $543 million in cash (subject to a post-closing inventory adjustment), which resulted in a gain of $485 million in the fourth quarter of fiscal 2016. This adjustment removes (a) transaction-related costs for the acquisition and divestiture and (b) operating activity for the acquisition and divestiture for the non-comparable period, which is fiscal 2016 activity for Southern Comfort and fiscal 2017 activity for both Southern Comfort and BenRiach. We believe that these adjustments allow us to understand better our underlying results on a comparable basis.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2016

	% Change vs. FY2016
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Net Change in Est. Distributor Inventories	Underlying
Jack Daniel’s Family	5%	3%	(3)%	3%	2%	3%
Jack Daniel’s Tennessee Whiskey	2%	2%	(5)%	3%	4%	2%
Jack Daniel’s Tennessee Honey	6%	6%	(1)%	3%	3%	5%
Other Jack Daniel’s Whiskey Brands[4]	4%	4%	13%	2%	(11)%	4%
Jack Daniel’s RTD/RTP[5]	10%	10%	(3)%	8%	1%	7%
Finlandia	(1)%	(1)%	(10)%	—%	6%	(4)%
el Jimador[6]	11%	12%	9%	5%	(4)%	10%
New Mix RTD[7]	2%	2%	(10)%	16%	—%	6%
Herradura[8]	15%	15%	16%	8%	(6)%	18%
Woodford Reserve	26%	26%	19%	1%	4%	24%
Canadian Mist	(15)%	(15)%	(17)%	—%	—%	(17)%
Rest of Brand Portfolio (excl. Discontinued Brands)	(4)%	(4)%	(5)%	2%	2%	2%
Total Portfolio[9]	3%	1%	(5)%	2%	2%	2%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.
9 Reported net sales for Brown-Forman Corporation were negatively impacted by 3%, due to the divestiture of Southern Comfort and Tuaca on March 1, 2016. These effects should be considered when calculating net sales. Please see the Notes to Schedule A in this press release for additional information on the impact of acquisitions and divestitures and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.